Exhibit 99.1
Gray
Television, Inc.

Gray Television, Inc. Announces
Redemption of its 9.25% Senior Subordinated Notes Due 2011
Atlanta, Georgia, March 19, 2007 –Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced that it has issued a notice of redemption for all of its outstanding 9.25% Senior Notes due 2011 (the “9.25% Notes”), at a redemption price equal to $1,046.25 per $1,000 principal amount of 9.25% Notes, plus accrued and unpaid interest on such amount to, but excluding, April 18, 2007. The 9.25% notes will be redeemed on April 18, 2007.
Interest on the 9.25% Notes will cease to accrue on and after April 18, 2007. The only remaining right of the holder thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).
A Notice of Redemption is being mailed by Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee for the 9.25% Notes, to all registered holders of the 9.25% Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Deutsche Bank Trust Company Americas by calling 1-800-735-7777.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 36 digital second channels including 1 ABC, 5 Fox, 7 CW and 15 MyNetworkTV affiliates plus 6 local news/weather channels and 2 “independent” channels in certain of its existing markets. Gray intends to start an additional 4 digital second channels during 2007 including 1 CW affiliate, 1 MyNetworkTV affiliate and 2 local news/weather channels.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
This press release may contain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.